Exhibit 10.6

THE GREENBRIER COMPANIES, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1 TO TRUST AGREEMENT

This Amendment No. 1 to Trust Agreement (this “Amendment”) is entered into as of June 15, 2018 (the “Effective Date”) by and between The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and Reliance Trust Company, a trust organization under the laws of the United States of America.

RECITALS

A.    The parties have entered into that certain Trust Agreement, dated as of October 1, 2012 (the “Trust Agreement”), establishing a trust (the “Company Share Trust”) to hold shares of the Company’s common stock that are subject to deferral elections by participants in The Greenbrier Companies Nonqualified Deferred Compensation Plan (the “Plan”).

B.    The parties wish to amend the Trust Agreement to provide that voting rights associated with shares of Company common stock held in the Company Share Trust will be exercised by the Company.

The parties therefore agree as follows:

AGREEMENT

1.    Amendment to Trust Agreement. Section 5(b) of the Trust Agreement is deleted in its entirety and replaced with the following:

“(b)    All rights associated with assets of the Trust shall be exercised by the Trustee and shall in no event be exercised by or rest with Plan participants, except that notwithstanding any other provision of this Trust Agreement, voting rights with respect to Trust assets will be exercised by the Company.”

2.    No Further Amendments. Except as amended hereby, the Trust Agreement remains in full force and effect.

This Amendment has been executed as of the Effective Date by a duly authorized representative of each party.

The Greenbrier Companies, Inc.	Reliance Trust Company

By:	By:

Title:	Title: